Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pactiv Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of Pactiv Corporation, Pactiv Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pactiv Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
June 18, 2007